UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a — 101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Check the appropriate box:
☐ Preliminary proxy statement.
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☑ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material pursuant to 240.14a-12.
ORTHOLOGIC CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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1275 West Washington Street
Tempe, Arizona 85281
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, May 12, 2006
TO THE STOCKHOLDERS:
          The Annual Meeting of Stockholders of OrthoLogic Corp., a Delaware corporation (the “Company”), will be held on Friday, May 12, 2006 at 8:00 a.m., local time, at the offices of the Company at 1275 West Washington Street, Tempe, Arizona 85281, for the following purposes:
          (1)      To elect two directors as Class III directors to serve until the Annual Meeting of Stockholders to be held in the year 2009 or until their respective successors are elected;
          (2)      To consider and act upon a proposal to ratify and approve the OrthoLogic Corp. 2005 Equity Incentive Plan;
          (3)      To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
          Stockholders of record at the close of business on Tuesday, March 28, 2006 are entitled to vote at the meeting and at any adjournment or postponement thereof. Shares can be voted at the meeting only if the holder is present or represented by proxy. A list of stockholders entitled to vote at the meeting will be open for inspection at the Company’s corporate headquarters for any purpose germane to the meeting during ordinary business hours for 10 days prior to the meeting.
          A copy of the Company’s 2005 Annual Report to Stockholders, which includes certified financial statements, is enclosed. All stockholders are cordially invited to attend the Annual Meeting in person.
By order of the Board of Directors,
/s/ John M. Holliman, III
John M. Holliman, III
Executive Chairman
Tempe, Arizona
April 15, 2006

IMPORTANT: It is important that your stockholdings be represented at this meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed Proxy and mail it promptly in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

OrthoLogic Corp.
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FRIDAY, MAY 12, 2006

1275 West Washington Street
Tempe, Arizona 85281
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, May 12, 2006
SOLICITATION, EXECUTION AND REVOCATION OF PROXIES
          Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of OrthoLogic Corp. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Friday, May 12, 2006, at 8:00 a.m., local time, or any adjournment thereof (the “Annual Meeting”) at the offices of the Company at 1275 West Washington Street, Tempe, Arizona 85281. All shares represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted in favor of the proposals to be acted upon at the Annual Meeting. The Board of Directors of the Company (the “Board”) is not aware of any other matter which may come before the meeting. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.
          When stock is in the name of more than one person, the proxy is valid if signed by any of such persons unless the Company receives written notice to the contrary. If the stockholder is a corporation, the proxy should be signed in the name of such corporation by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer’s full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.
          This Proxy Statement and the form of proxy which is enclosed are being mailed to the Company’s stockholders commencing on or about April 15, 2006.
          A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting or by appearing in person at the Annual Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates.
          In addition to the use of the mails, proxies may be solicited by personal conversations or by telephone, telex, facsimile or telegram by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. We have also retained the firm of Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies. Georgeson Shareholder Communications, Inc. is located at 111 Commerce Road, Carlstadt, New Jersey, 07072-2586. We will pay approximately $8,500 in fees plus expenses for their services. All expenses incurred in connection with this solicitation will be borne by the Company.
          The mailing address of the principal executive offices of the Company is 1275 West Washington Street, Tempe, Arizona 85281.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Only stockholders of record at the close of business on March 28, 2006 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were issued and outstanding 40,673,489 shares of the Company’s Common Stock. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company’s Common Stock held of record on the Record Date. The presence of a majority of the shares of Common Stock entitled to vote, in person or by proxy, is required to constitute a quorum for the conduct of business at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. The Inspector of Election appointed by the Chairman of the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots and shall count all proxies and ballots. The two nominees for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required with respect to the approval of the other proposals set forth herein. Uninstructed shares are not entitled to vote on Proposal No. 2 relating to the Company’s Equity Incentive Plan, and therefore, broker non-votes do not affect the outcome. Abstentions have the effect of negative votes. Stockholders are not entitled to any dissenter’s or appraisal rights under Delaware law or the Company’s Restated Certificate of Incorporation for the proposals set forth in this Proxy Statement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock at March 11, 2006 with respect to (i) each person known to the Company to own beneficially more than five percent of the outstanding shares of the Company’s Common Stock, (ii) each director of the Company, (iii) each of the named executive officers and (iv) all directors and executive officers of the Company as a group.

	Shares Beneficially
	Owned (1)
Identity of Stockholder or Group	Number	Percent
James M. Pusey (2)	179,844	*
James T. Ryaby (3)	220,088	*
Dana B. Shinbaum (4)	—	*
Michael D. Casey (5)	60,000	*
Fredric J. Feldman (6)	285,000	*
John M. Holliman, III (7)	693,513	1.7
Elwood D. Howse (8)	249,644	*
William M. Wardell (9)	10,000
Augustus A. White III (10)	296,231	*
Thomas R. Trotter (11)	30,146	*
Sherry A. Sturman (12)	251,188	*
Heartland Advisors, Inc. 789 North Water Street Milwaukee, Wisconsin 53202 (13)	5,481,324	13.5
All directors and executive officers as a group (11 persons) (14)	2,276,504	5.3

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares, which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 179,844 shares Dr. Pusey has a right to acquire upon exercise of stock options.

(3)	Includes 217,188 shares Dr. Ryaby has a right to acquire upon exercise of stock options.

(4)	Mr. Shinbaum has no beneficially owned shares at March 11, 2006.

(5)	All 60,000 are shares Mr. Casey has a right to acquire upon exercise of stock options.

(6)	Includes 199,000 shares Dr. Feldman has a right to acquire upon exercise of stock options. Voting and investment power shared with spouse.

(7)	Includes 231,000 shares Mr. Holliman has a right to acquire upon exercise of stock options, 3,000 shares indirectly owned as trustee and 397,513 shares Mr. Holliman has voting power over as a general partner in Valley Ventures III, LP.

(8)	Includes 201,000 shares Mr. Howse has a right to acquire upon exercise of stock options. Voting and investment power shared with spouse.

(9)	All 10,000 are shares Dr. Wardell has a right to acquire upon exercise of stock options.

(10)	Includes 191,500 shares Dr. White has a right to acquire upon exercise of stock options and 6,878 indirectly owned shares.

(11)	Includes 30,146 shares Mr. Trotter has a right to acquire upon exercise of stock options.

(12)	Includes 249,188 shares Ms. Sturman has a right to acquire upon exercise of stock options.

(13)	Derived from a Schedule 13G, Amendment No. 12, dated February 3, 2006 filed by the stockholder pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Schedule 13G, as amended, states that the securities “may be deemed beneficially owned within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934 by (1) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (2) William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc.” The Schedule 13G, as amended, also states that the clients of Heartland Advisors, Inc. have the right to receive, or the power to direct the receipt of dividends and proceeds from, the sale of shares included on the Schedule. The Heartland Value Fund, a series of the Heartland Group, Inc., owns 3,100,000 shares of the class of securities reported on the Schedule.

(14)	Includes 1,568,866 shares directors and executive officers have a right to acquire upon exercise of stock options.

PROPOSAL 1: ELECTION OF DIRECTORS
     Two directors are to be elected at the Annual Meeting to serve as Class II directors until the Annual Meeting of Stockholders to be held in the year 2009 or until their respective successors are elected. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the Company’s nominees Elwood D. Howse, Jr. and Dr. William Wardell, MD Ph.D. Mr. Howse and Dr. Wardell are currently directors of the Company. The two nominees for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as directors. Only affirmative votes are relevant in the election of directors.
     Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is classified into three classes, with each class holding office for a three-year period. The Restated Certificate of Incorporation restricts the removal of directors under certain circumstances. The number of directors may be increased to a maximum of nine. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.
     The names of the nominees for director and of the directors, whose terms continue beyond the Annual Meeting, and certain information about them, are set forth below.
THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
Nominees for Class III Directors Whose Terms Will Expire at the Annual Meeting Held in the Year 2009:

Elwood D. Howse, Jr. (1)(2)(3)	Director since 1987
Elwood D. Howse, Jr., 66, has served as a director of the Company since September 1987. In 1982, Mr. Howse founded Cable, Howse and Ragen, an investment banking and stock brokerage firm, now known as Ragen MacKenzie and owned by Wells Fargo Bank. In 1977, Mr. Howse formed Cable & Howse Ventures, an early stage venture capital firm focused on technology. In 1976, he served as Vice President, Corporate Finance, for Foster & Marshall, a northwest stock brokerage firm. In 1974 he was the Chief Financial Officer of Seattle Stevedore Company and the Miller Produce Company. Mr. Howse has served as a corporate director and advisor to various public, private and non-profit enterprises. He served on the board of the National Venture Capital Association and is past President of the Stanford Business School Alumni Association. He currently serves on the boards of directors of BSQUARE Corporation (BSQR), MicroPlanet Ltd. (TSXV – MP), Formotus Inc., Perlego Systems Inc., PowerTech Group, Inc., and not-for-profits, Junior Achievement Worldwide and Junior Achievement of Washington.

William M. Wardell, MD, Ph.D.	Director since February 2006
Dr. Wardell, 67, was appointed by the OrthoLogic Board of Directors on February 11, 2006, to fill a vacancy (Class III) on the Board. He owns and operates the consulting firm Wardell Associates International LLC in Princeton, NJ, where he specializes in drug development, regulatory approval, and safety for a range of pharmaceutical and biotechnology companies. Dr. Wardell has published over one hundred scientific papers and four books, and has testified as an expert in drug development during several Congressional hearings. Dr. Wardell has 22 years of experience in the healthcare industry, holding leadership positions as President, Protein Engineering Corporation (now DYAX); Senior Vice President of Drug Development, Parke-Davis; Vice President and Medical Director, Boehringer Ingelheim Pharmaceuticals; Senior Scientific Officer, Covance; and Executive Director of the Covance Institute for Drug Development Sciences. During his tenure at these companies, Dr. Wardell was responsible for 11 approved New Drug Applications. He previously served as an associate professor of Pharmacology, Toxicology and Medicine, attending on the Clinical Pharmacology consultation service of Strong Memorial Hospital at the University of Rochester Medical Center, where he co-founded and directed the University’s Center for the Study of

Drug Development. Dr. Wardell earned his MA, PhD in pharmacology, and MD at the University of Oxford (UK), and was a Merck International Fellow in Clinical Pharmacology and Medicine under Dr. Louis Lasagna at the University of Rochester / Strong Memorial Hospital. He currently serves on the Board of Directors of PhytoCeutica, Inc., the Scientific Advisory Board of Eleos, Inc., and the Board of the American Board of Clinical Pharmacology.
Class II Directors Whose Terms Will Expire at the 2008 Annual Meeting:

John M. Holliman, III (1) (4)	Director since 1987
John M. Holliman, III, 52, became Executive Chairman and Principal Executive Officer of the Company on April 5, 2006 and has served as a director of the Company since September 1987 and as Chairman of the Board of Directors since August 1997. Since February 1993 he has been a general partner of entities, which are the general partners of Valley Ventures, LP (formerly known as Arizona Growth Partners, LP), Valley Ventures II, LP and Valley Ventures III, LP, all of which are venture capital funds. From 1985 to 1993, he was the Managing Director and Senior Managing Director of Valley Ventures’ predecessor, Valley National Investors, Inc., a venture capital subsidiary of The Valley National Bank of Arizona.

Augustus A. White III, MD, Ph.D. (2) (4)	Director since 1993
Dr. White, 69, became a director of the Company in July 1993. He has been a Master of the Oliver Wendell Holmes Society and the Ellen and Melvin Gordon Professor of Medical Education, Harvard Medical School since July 2001; Professor of Orthopedic Surgery at the Harvard Medical School and the Harvard-MIT Division of Health Sciences and Technology since July 1978; and Orthopedic Surgeon-in-Chief, Emeritus, at the Beth Israel Deaconess Medical Center in Boston since 1990. From 1992 to 1994, he served as the Chief of Spine Surgery at Beth Israel and is Director of the Daniel E. Hogan Spine Fellowship Program. He is a graduate of Brown University, the Stanford University Medical School, holds a Ph.D. from the Karolinska Institute in Stockholm, and graduated from the Advanced Management Program at the Harvard Business School. Dr. White is a recipient of the Bronze Star, which he earned while stationed as a Captain in the U.S. Army Medical Corps in Vietnam. Dr. White is currently a director of Zimmer Holdings, Inc., a publicly held designer, marketer and manufacturer of orthopedic products.
Class I Directors Whose Terms Will Expire at the 2007 Annual Meeting:

Fredric J. Feldman, Ph.D. (1) (2) (3)	Director since 1991
Fredric J. Feldman, Ph.D., 65, has been the President of FJF Associates, a consultant to health care venture capital and emerging companies, since February 1992. From September 1995 to June 1996, he was the Chief Executive Officer of Biex, Inc., a women’s healthcare company. He served as Chief Executive Officer of Oncogenetics, Inc., a cancer genetics reference laboratory from 1992 to 1995. Between 1988 and 1992, Dr. Feldman was the President and Chief Executive Officer of Microgenics Corporation, a medical diagnostics company. He was previously a director of Sangstat Medical Corp., a publicly held biotech transplant drug company, and of Ostex International, Inc., a publicly held developer of diagnostics and therapeutics for skeletal and connective tissue diseases before their respective acquisitions by Genzyme and Inverness Medical.

Michael D. Casey (4)	Director since 2004
Michael D. Casey, 60, became a director of the Company in January 2004, filling a newly created vacancy on the Board of Directors. Mr. Casey, who currently works as a consultant in the biopharmaceutical field, was the Chairman, President, and Chief Executive Officer and a Director of Matrix Pharmaceutical, Inc., a publicly traded cancer therapy company until it was acquired by Chiron Corporation in March 2002. Mr. Casey joined Matrix in October 1997 from Schein Pharmaceutical, Inc., where he was Executive Vice President from November 1995 to December 1996. In 1996 he was appointed President of the retail and specialty products division of Schein. From June 1993 to November 1995, he served as President and Chief Operating Officer of Genetic Therapy, Inc., a biopharmaceutical company. Mr. Casey was President of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and Vice President, Sales and Marketing, for the Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey is a Director of Allos Therapeutics Inc., Celgene Corporation, Cholestech Corporation and DURECT Corporation.

James M. Pusey, MD	Director 2005 -2006
James M. Pusey, 47, most recently served as an executive vice president of neurology at Serono, Inc. USA, a unit of Serono, SA (Geneva, Switzerland). Serono, Inc. USA is a biotechnology company and a developer of recombinant prescription medicines, headquartered in Rockland, Mass. From December 1999 to July 2003, Dr. Pusey was employed by AstraZeneca Pharmaceuticals USA, where he served as Vice President of Marketing and then as a Vice President and Therapeutic Area Leader. Prior to his employment with AstraZeneca, Dr. Pusey held a senior management position with SmithKline Beecham, a research based pharmaceutical company. Dr. Pusey earned a Bachelor of Medicine and Bachelor of Surgery degree from the Royal Free Hospital School of Medicine (London University) and a Master of Business Administration from the London Business School.
Dr. Pusey resigned from the Board of Directors and the position of Chief Executive Officer and President of the Company on April 5, 2006.

******
(1)	Member of the Executive Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating Committee
******
BOARD MEETINGS AND COMMITTEES
The Board of Directors was composed of six outside directors and one employee director, Dr. Pusey. Dr. Pusey resigned from the Board of Directors and the position of Chief Executive Officer and President of the Company on April 5, 2006. The Board has determined that each director other than Dr. Pusey is independent for purposes of Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (“NASD”). The Board of Directors held a total of five meetings during the fiscal year ended December 31, 2005. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and any committee on which such director served during the period of such service. Currently, the Board of Directors does not have a policy regarding director attendance at the Company’s annual meeting of stockholders. All of the directors attended last year’s annual meeting of stockholders in person.
     The Board presently has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee, which acts on Board matters that arise between meetings of the full Board of Directors, consists of Dr. Feldman, Mr. Holliman and Mr. Howse and met five times during 2005.
Audit Committee
     The Audit Committee, which is a separately-designated standing committee established in accordance with section 3(a)(58)(A) of the Exchange Act, consisted of Mr. Howse (Chairman), Dr. White and Mr. Holliman and met four times in 2005. Effective February 11, 2006, Dr. Feldman replaced Mr. Holliman on the Audit Committee. The Audit Committee assists the Board of Directors in its oversight of financial reporting practices, including the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints the Company’s independent auditors. The Audit Committee meets independently with representatives of the Company’s independent auditors and with representatives of senior management. The Committee reviews the general scope of the Company’s annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for approving, reviewing and monitoring the performance of non-audit services by the Company’s auditors. The Audit Committee operates under a written charter that has been adopted by the Board of Directors.
     The Board of Directors has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable NASD Marketplace Rules for audit committees. In particular, all audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and the Board of Directors has determined that Elwood D. Howse, Jr., the Chairman of the Audit Committee, is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission (the “SEC”). Additionally, Mr. Howse and each of the other members of the Audit Committee is an “independent director” as defined in NASD Marketplace Rule 4200(a)(15).
     The Audit Committee Charter is attached as Appendix A.
Compensation Committee
     The Compensation Committee, which consists of Dr. Feldman and Mr. Howse, met four times during 2005. Each member of the Compensation Committee is an “independent” director as defined in NASD Marketplace Rule 4200(a)(15) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews salaries and benefit programs designed for senior management, officers and directors and administers certain grants under the Company’s stock option plans with a view to ensure that the Company is attracting and retaining highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards.
Nominating Committee
     The Nominating Committee examines and recommends nominations for the Board of Directors and officers of the Company. The criteria prepared by the Nominating Committee are used to determine whether the selection of a particular nominee, either nominated by the Company or by a stockholder, would be appropriate. The Nominating Committee operates under a written charter, a copy of which was provided as an annex to the proxy statement relating to the Company’s June 7, 2004 Annual Meeting for the fiscal year ended December 31, 2003. The Company does not, however, post the Nominating Committee Charter on its website. Although the Nominating Committee has not established minimum standards for Board nominees, the Nominating Committee generally seeks candidates with chief operating, executive or financial officer experience in complex organizations; a commitment to give the time and attention to the duties required of them; and evidence of an independent and inquiring mind willing to question management’s assumptions. On an as needed basis, the Nominating Committee uses the services of outside consultants to assist the Nominating Committee to identify capable director candidates.
     The Nominating Committee consists of Mr. Holliman and Dr. White. Dr. White is and Mr. Holliman was an independent director under NASD Marketplace Rule 4200(a)(15). However, on April 5, 2006, Mr. Holliman became Executive Chairman and Principal Executive Officer of the Company and is no longer an independent director under NASD Marketplace Rule 4200(a)(15). On April 7, 2006, Dr. Wardell replaced Mr. Holliman on the Nominating Committee. The Nominating Committee met one time during 2005. The Nominating Committee nominated Mr. Howse and Dr. Wardell for election as Class III directors for this year’s annual meeting of stockholders. Dr. Wardell was selected from a list of potential director candidates obtained from a variety of sources, including from the CEO, existing directors and referrals from business acquaintances and was appointed on February 11, 2006 to fill a vacancy on the Board. Dr. Wardell was recommended for board service by a non-management director of the Company and Dr. Pusey.
Stockholder Nomination of Director Candidates
     The Nominating Committee will consider for nomination as a director of the Company any director candidate recommended or nominated by stockholders in accordance with the process outlined below.
     Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by providing the candidate’s name, contact details, biographical data, and qualifications in writing to the Nominating Committee, c/o Secretary, 1275 West Washington Street, Tempe, Arizona 85281. The Board may change the process for the means by which stockholders may recommend director candidates to the Nominating Committee. Please refer to the Company’s website at www.orthologic.com and the Company’s SEC filings for any changes to this process. The Company has not received any stockholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise.
     Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder’s intent to make such nomination is given, either by personal delivery at 1275 West Washington Street, Tempe, Arizona or by United States mail, postage prepaid to

Secretary, OrthoLogic Corp., 1275 West Washington Street, Tempe, Arizona 85281, not later than: (i) with respect to the election to be held at an annual meeting of stockholders, 20 days in advance of such meeting; and (ii) with respect to any election to be held at a special meeting of stockholders for the election of directors, the close of business on the fifteenth (15th) day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if such nominee had been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if elected. The chairman of the stockholders’ meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
Stockholder Communications with Board
     Stockholders wishing to communicate with the Board of Directors or with a Board member should address communications to the Board or to the particular Board member, c/o Secretary, 1275 West Washington Street, Tempe, Arizona 85281. All communications sent in this manner to the Board members will be forwarded directly to the Board. From time to time, the Board may change the process for the means by which stockholders may communicate with the Board or its members. Please refer to the Company’s website at www.orthologic.com for any changes to this process.
COMPENSATION OF DIRECTORS
     During the year ended December 31, 2005, the Company paid non-employee directors an annual retainer of $24,000 payable quarterly in advance. All directors are eligible for the grant of nonqualified stock options pursuant to the Company’s 1997 Stock Option Plan. The Company issued non-qualified options to acquire 10,000 shares at a price of $4.90 to each non-employee director on January 1, 2006. All such options vested immediately and were granted at the market price on the date of grant. The options have been granted with ten-year terms.
     On June 10, 2005 the Board of Directors approved an annual award to each non-employee director of $25,000 of restricted stock. Restricted stock will be granted on January 1 of each year with the number of shares determined by the preceding day’s closing market price. The shares granted are restricted from sale for a period of one year from the date of issuance. On June 10, 2005 and January 1, 2006 the Board awarded 6,410 and 5,102 shares of restricted stock, respectively, to non-employee directors, subject to stockholder approval of Proposal 2 in this Proxy Statement.
EXECUTIVE OFFICERS
     The following table sets forth information regarding our executive officers:

Name	Age	Title
John M. Holliman, III	52	Executive Chairman and Principal Executive Officer
Randolph C. Steer, MD, Ph.D.	56	President
James M. Pusey, MD	47	President and Chief Executive Officer (resigned effective April 5, 2006)
James T. Ryaby, Ph.D.	47	Senior Vice President and Chief Scientific Officer
Les M. Taeger	55	Senior Vice President and Chief Financial Officer
Dana B. Shinbaum	43	Vice President, Business Development
     On March 4, 2005, OrthoLogic announced the resignation of its Chief Executive Officer, Thomas R. Trotter, and the hiring of Dr. James M. Pusey as its new Chief Executive Officer. Dr. Pusey commenced employment on March 15, 2005. Effective December 31, 2005 Mr. Trotter’s employment with the Company terminated. On January 9, 2006 OrthoLogic announced the resignation of its Chief Financial Officer, Sherry A. Sturman, and the hiring of its new Chief Financial Officer, Les M. Taeger, effective January 16, 2006. Effective

January 16, 2006 Ms. Sturman began a two-year transition period per the terms of her employment agreement leading to the termination of her employment with the Company. On April 5, 2006 the Company announced the resignation of its Chief Executive Officer, Dr. James M. Pusey. Effective April 5, 2006, John M. Holliman, III, Chairman of the Board, assumed certain duties of the Chief Executive Officer and Randolph C. Steer assumed the duties of the President.
     Thomas R. Trotter (departed Executive) joined OrthoLogic as President and Chief Executive Officer and a Director in October 1997. From 1988 to October 1997, Mr. Trotter held various positions at Mallinckrodt, Inc. in St. Louis, Missouri, most recently as President of the Critical Care Division and a member of the Corporate Management Committee. From 1984 to 1988, he was President and Chief Executive Officer of Diamond Sensor Systems, a medical device company in Ann Arbor, Michigan. From 1976 to 1984, he held various senior management positions at Shiley, Inc. (a division of Pfizer, Inc.) in Irvine, California. He holds a B.S. degree from the University of Maryland and a Masters of Business Administration from Pepperdine University.
     James M. Pusey, MD (departed Executive), joined OrthoLogic as President and Chief Executive Officer on March 15, 2005. He most recently served as an executive vice president of neurology at Serono, Inc. USA, a unit of Serono, SA (Geneva, Switzerland). Serono, Inc. USA is a biotechnology company and a developer of recombinant prescription medicines, headquartered in Rockland, Mass. From December 1999 to July 2003, Dr. Pusey was employed by AstraZeneca Pharmaceuticals USA, where he served as Vice President of Marketing and then as a Vice President and Therapeutic Area Leader. Prior to his employment with AstraZeneca, Dr. Pusey held a senior management position with SmithKline Beecham, a research based pharmaceutical company. Dr. Pusey earned a Bachelor of Medicine and Bachelor of Surgery degree from the Royal Free Hospital School of Medicine (London University) and a Master of Business Administration from the London Business School.
     John M. Holliman, III, became Executive Chairman and Principal Executive Officer of the Company on April 5, 2006 and has served as a director of the Company since September 1987 and as Chairman of the Board of Directors since August 1997. Since February 1993 he has been a general partner of entities, which are the general partners of Valley Ventures, LP (formerly known as Arizona Growth Partners, LP), Valley Ventures II, LP and Valley Ventures III, LP, all of which are venture capital funds. From 1985 to 1993, he was the Managing Director and Senior Managing Director of Valley Ventures’ predecessor, Valley National Investors, Inc., a venture capital subsidiary of The Valley National Bank of Arizona.
     Randolph C. Steer, MD, Ph.D., became President of the Company on April 5, 2006. Dr. Steer has been an independent pharmaceutical, biotechnology and medical devices consultant since 1989, and has provided consulting services to OrthoLogic since 2002. He has a broad scientific, medical and business background, including extensive experience in pre-clinical, clinical and regulatory affairs, having held key management positions in leading corporations and having served as an advisor to many companies in the United States and abroad. Dr. Steer has also advised numerous venture capital firms, investment banks and independent investors on the commercial development of drugs, biologics, diagnostics and medical devices. He has served as Associate Director of Medical Affairs at Marion Laboratories; Medical Director at Ciba Consumer Pharmaceuticals (Ciba-Geigy Corporation); Vice President, Senior Vice President and Member of the Executive Committee at Physicians World Communications Group; Chairman, President and Chief Executive Officer of Advanced Therapeutics Communications International, a global drug regulatory group, and Chairman and Chief Executive Officer of Vicus.com, Inc. He is a member of the Board of Directors of Techne Corporation and BioCryst Pharmaceuticals. Dr. Steer received his MD degree from the Mayo Medical School and his Ph.D. from the University of Minnesota, where he also completed a residency and subspecialty fellowship in clinical and chemical pathology. He is a Fellow of the American College of Clinical Pharmacology.
     Sherry A. Sturman (departing Executive) joined OrthoLogic as Director of Finance in October 1997 and began serving as the Vice President of Administration and Chief Financial Officer in June 2000, and was promoted to Senior Vice President in early 2003. From 1994 to 1997, Ms. Sturman was employed as the Chief Financial Officer for ComCare, a large managed care company based in Phoenix. She has over eighteen years of financial management experience in both health care and public companies. She is a Certified Public Accountant, with a Masters degree in Business Administration.
     Les M. Taeger joined OrthoLogic as Senior Vice President and Chief Financial officer on January 16, 2006. Mr. Taeger most recently served as Chief Financial Officer of CardioTech International, Inc. (“CardioTech”). CardioTech is a publicly-traded, medical device company that develops, manufactures and sells advanced products for the treatment of cardiovascular disease. From September, 2000 to February, 2004, when Mr. Taeger became

Chief Financial Officer of CardioTech, Mr. Taeger served as Chief Financial Officer of Gish Biomedical, Inc. (“Gish”). Gish, now a subsidiary of CardioTech pursuant to a merger transaction involving the companies in April, 2003, specializes in the manufacture and sale of products used in open-heart surgery, vascular access and orthopedic surgery. Prior to his employment with CardioTech and Gish, Mr. Taeger was employed for over five years as Chief Financial Officer of Cartwright Electronics, Inc., a division of Meggitt, PLC. Mr. Taeger is a Certified Public Accountant, with a Bachelor degree in accounting.
     Dana B. Shinbaum joined OrthoLogic as Vice President of Business Development in October 2005. Previously he served as Vice President, Product Planning and Market Analytics at Savient Pharmaceuticals, Inc., and has over sixteen years of experience in the pharmaceutical/biotechnology industry. While at Savient his responsibilities included creating and developing new business opportunities, leading global project teams and managing product launches. He played key strategic planning roles in Savient’s acquisition of Rosemont Pharmaceuticals Ltd. and the divestiture of Bio-Technology General Ltd., Savient’s global biologics business. Prior to joining Savient, Mr. Shinbaum was at Wyeth-Ayerst Laboratories, where he served in a variety of market planning and marketing roles, including Product Manager for the PREMARIN® franchise. Dana Shinbaum received a Master of Business Administration, summa cum laude, from Drexel University in Philadelphia and a Bachelor of Arts degree from Lafayette College in Easton, Pennsylvania.
     James T. Ryaby, Ph.D., joined OrthoLogic as Director of Research in 1991, became Vice President of Research in 1997 and was promoted to Senior Vice President and Chief Technology Officer in early 2003. Prior to joining OrthoLogic, he was a research scientist at Mt. Sinai School of Medicine in New York, where he received his Ph.D. degree in cellular biology. His current research interests are applications of peptides, cytokines, growth factors, and biophysical stimulation in musculoskeletal tissue repair. Dr. Ryaby also serves as Adjunct Professor of Bioengineering at Arizona State University.
COMMITTEE REPORTS
     The following Reports of the Compensation Committee and Audit Committee of the Company’s Board of Directors and the performance graph included elsewhere in this proxy statement shall not be deemed soliciting material or otherwise deemed filed and shall not be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, or deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Reports or the performance graph by reference therein.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
     The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) recommends the compensation of the Chief Executive Officer to the Board and reviews and approves the design, administration and effectiveness of compensation programs for other key executive officers, including salary, cash bonus levels, other perquisites and certain option grants under the Company’s stock option plans (the “Plans”).
Compensation Philosophy
     The objectives of the Company’s executive compensation policies are to attract, retain and reward executive officers who contribute to the Company’s success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company’s business objectives and to reward individual performance. During 2005, the Company used base salary, executive officer cash bonuses, restricted stock and stock options to achieve these objectives.
     Review of Current Compensation Components of CEO and other Executive Officers
     The Compensation Committee reviews all components of the CEO and other executive officers’ compensation, including salary, bonus, restricted stock, accumulated vested and unvested stock options, the dollar value to the executive and cost to the company of all perquisites and other personal benefits, as well as the actual projected payout obligations under several potential severance, change-in-control scenarios and any limitations on the deductibility for federal income tax purposes of all compensation. Documentation is provided to the Compensation Committee consisting of the following:

1)	Each Executive has individual performance goals for the fiscal year. The Compensation Committee reviews the performance goals and expectations for individual executive positions. Based on recommendations from the CEO and the Compensation Committee’s evaluation of the performance achievement of these goals, the Compensation Committee determines the resulting bonus and/or changes to salary components for the executive officers. The CEO also has individual performance objectives identified for each fiscal year. The Compensation Committee evaluates the CEO’s performance measured against these objectives and evaluates and formulates any potential changes in compensation accordingly.

2)	The Company’s performance is compared against the goals for the fiscal year. Strategic, high level performance expectations are identified each fiscal year for the Company. The CEO provides documentation to the Compensation Committee regarding the expectations and corresponding results of operations.

3)	The level of compensation for executives in similar positions for companies of similar size and development structure is used as a benchmark. To enable the Company to continue to attract and retain executives in the competitive marketplace, executive compensation for similar companies is reviewed annually. The Company typically retains this data through a review of publicly available executive compensation information for comparable public companies listed on the Nasdaq National Market and through purchased survey data tailored to the industry and size of the Company.
The Compensation Committee’s Conclusion
     Based on the review detailed above, the Compensation Committee, at its meeting held at the beginning of the fiscal year, formulates its recommendations regarding what areas of the compensation components will be adjusted for the upcoming year and what the performance bonus for the prior year will be.
     Board Approval
     At the first Compensation Committee meeting of the year, the Compensation Committee reviews the CEO and other executive officers’ compensation and bonuses. The final decisions regarding the CEO and other executives’ total compensation packages are made by the full Board of Directors.
     The Compensation Committee presents its recommendations to the full Board following the initial Compensation Committee meeting, after which the Board votes on the recommendations from the Compensation Committee. The recent changes to the CEO’s and other executives’ compensation have been disclosed on Form 8-K and filed with the U.S. Securities and Exchange Commission on February 16, 2006.
Chief Executive Officer Compensation
     The Compensation Committee reviews the performance of the Chief Executive Officer at least annually. In February 2006, the Compensation Committee and Dr. Pusey reviewed the compensation terms of Dr. Pusey’s employment agreement. The Compensation Committee reviewed data from a survey of salaries for companies comparable in size that are in the biopharmaceutical research and development industry , the Company’s operations and the executive’s success in the attainment of priority goals, particularly those related to clinical development of its lead product candidate, product pipeline development, and financial strength of the Company. Based on these criteria, the Compensation Committee recommended a base salary of $367,000 with an incentive bonus targeted at 50% of Dr. Pusey’s base salary and special bonuses based on the occurrence of certain events.
Bonus Compensation
     During the February 2006 meeting, the Compensation Committee recommended discretionary bonuses based on individual and Company performance during 2005 and awarded $126,000 to its Chief Executive Officer, $92,003 to James T. Ryaby, $20,000 to Dana B. Shinbaum and $97,706 to Sherry A. Sturman. For more information on the executive officers’ compensation, see the Summary Compensation Table.

Compensation Committee During 2005:

Fredric J. Feldman	Elwood D. Howse, Jr.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During 2005, Fredric J. Feldman and Elwood D. Howse, Jr., each an independent director, served on the Compensation Committee of the Board of Directors.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The role of the Audit Committee (the “Audit Committee”) is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
     Among other matters, the Audit Committee monitors and oversees the activities and performance of the external auditors, including the audit scope, external audit fees, and auditor independence matters. The Audit Committee also is responsible for approving non-audit services proposed to be performed by the independent auditor. The Audit Committee has responsibility to appoint and dismiss the Company’s independent auditor. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.
     In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, and Rule 2-07 of Regulation S-X. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and written confirmations from management with respect to services provided by the auditors, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence. The Audit Committee met four times in 2005, each time meeting separately with the auditors without the presence of management.
     Based upon the reports and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
Audit Committee During 2005

John M. Holliman, III	Elwood D. Howse, J., Chairman	Augustus A. White, III
CODE OF CONDUCT AND CORPORATE GOVERNANCE
     In March 2004, the Company adopted a code of conduct that applies to all of its employees and has particular sections that apply only to its principal executive officer and senior financial officers. The Company has posted the text of its code of conduct on its website under the “Investors” section under the link for the “Code of Conduct.” In addition, the Company will promptly disclose on its website (1) the nature of any amendment to its code of conduct that applies to its principal executive officer and senior financial officers, and (2) the nature of any waiver, including an implicit waiver, from a provision of its code of conduct that is granted to one of these specified officers, the name of such officer who is granted the waiver and the date of the waiver.

     The full Board of Directors addresses all matters regarding corporate governance (that is, the relationships of the Board, the stockholders and management in determining the direction and performance of the Company) and the procedural rules regarding the operation of the Board itself. As such, the Board reviews all proposals submitted by stockholders for action at the annual stockholders’ meeting with regards to each such proposal.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The Company has entered into indemnity agreements with all of its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.
     On February 23, 2006, the Company entered into an Asset Purchase Agreement and Plan of Reorganization (the “Definitive Agreement”) to acquire certain assets and certain liabilities of AzERx, Inc. (“AzERx”) for $390,000 in cash and the issuance of 1,325,000 shares of the Company’s common stock, with a market value of $7.5 million based on the closing share price on the date the Definitive Agreement was entered into. Pursuant to the terms of the Definitive Agreement, the Company acquired an exclusive license for the core intellectual property relating to AzERx’s lead compound, AZX100, a 24-amino acid peptide. In addition, the Company agreed to issue 30,000 shares of its common stock to Arizona Science and Technology Enterprises, LLC, the licensor of AzERx’s core technology patents, in connection with certain modifications of the license effective upon consummation of the transactions contemplated in the Definitive Agreement. The transaction closed February 27, 2006.
     The Chairman of the Company’s Board of Directors, John M. Holliman, III, is a member of the AzERx board of directors and is affiliated with Valley Ventures III, L.P., an investment fund that owned approximately 30% of AzERx’s fully diluted equity at the time of the transaction. Mr. Holliman recused himself from all Board matters involving AzERx. This included the Board’s analysis of AzERx as a potential target of acquisition for expanding the Company’s drug development portfolio, and subsequent negotiations between the Company and AzERx, which were led by the Company’s Chief Executive Officer. In addition, Mr. Holliman was not present during the deliberations and vote of the Board approving the Definitive Agreement and the transactions contemplated thereby. The Board has evaluated NASDAQ Listing Standards and Security and Exchange Regulations regarding director independence and believes Mr. Holliman continued to meet the requirements to be considered an independent director until April 5, 2006, at which time Mr. Holliman became Executive Chairman and Principal Executive Officer of the Company and no longer met the requirements to be considered an independent director.
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The following table sets forth, with respect to the years ended December 31, 2005, 2004 and 2003 compensation awarded to, earned by or paid to the Company’s named executive officers at December 31, 2005.

Annual Compensation

					Long Term
					Compensation Awards
					Restricted		All Other
				Other Annual	Stock	Securities	Compensation
Name and		Salary	Bonus	Compensation	Awards	Underlying	$
Principal Position	Year	$	$	$ (6)	$ (3)(5)(7)(8)	Options/SARs	(1)(2)(4)

(Departed) James M. Pusey	2005	281,346	126,000		1,176,000	500,000	464,500
President and CEO

(Departed)	2005	350,000	35,840	1038
Thomas R. Trotter	2004	350,000	157,500	5400		500
President and CEO	2003	359,823	673,250	5400

(Departed)	2005	225,000	97,706		76,800
Sherry A. Sturman	2004	200,000	85,500			50,500
VP and CFO	2003	190,192	103,500

James T. Ryaby, Ph.D.	2005	232,116	92,003		96,000
Senior VP	2004	208,846	85,500			500
Chief Scientific Officer	2003	207,692	87,300			42,000

Dana B. Shinbaum	2005	47,596	20,000		49,050	50,000	84,753
VP, Business Development

(1)	Includes $250,000 in bonus compensation, $125,000 in relocation assistance, per Dr. Pusey’s March 3, 2005 employment agreement and relocation assistance of $62,500 paid in 2006.

(2)	Includes $27,000 of personal expenses for Dr. Pusey, paid by the Company, per Dr. Pusey’s March 3, 2005 employment agreement.

(3)	Includes 200,000 shares of Restricted Stock, granted per Dr. Pusey’s March 3, 2005 employment agreement and subject to performance vesting requirements, valued at $1,176,000, based on the closing share price on the date of the grant (March 3, 2005).

(4)	Includes $50,000 bonus compensation and relocation payments of $34,753 in connection with Mr. Shinbaum’s employment agreement with the Company.

(5)	Includes 15,000 shares of Restricted Stock granted to Mr. Shinbaum in connection with his employment agreement with the Company subject to performance vesting requirements and stockholder approval of the 2005 Equity Incentive Plan, valued at $49,050 based on the closing shares price on the date of grant (October 29, 2005).

(6)	Other Annual Compensation includes an automobile allowance for Mr. Trotter

(7)	Includes 20,000 shares of Restricted Stock granted on June 10, 2005 to Ms. Sturman, subject to stockholder approval of the 2005 Equity Incentive Plan, valued at $76,800 based on the closing share price on the date of grant.

(8)	Includes 20,000 shares of Restricted Stock granted on April 15, 2005 to Dr. Ryaby, subject to stockholder approval of the 2005 Equity Incentive Plan, valued at $96,000 based on the closing share price on the date of grant.
Based on the closing share price of the Company’s common stock of $4.90 at December 31, 2005, the value of the restricted shares in (3), (5), (7) and (8) above is $980,000, $73,500, $98,000, and $98,000, respectively. Although holders of restricted stock would be entitled to any cash dividends on such stock, the Company currently does not intend to pay any cash dividends on its common stock in the foreseeable future.
OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)
     The following table sets forth information about stock option grants during the last fiscal year to the executive officers named in the Summary Compensation Table.

Individual Grants
	Number of	% of Total
	Securities	Option/SARs	Exercise
	Underlying	Granted to	or Base
	Options/SARs	Employees in	Price	Expiration	Grant
Name	Granted (#)(1)	Fiscal Year	($/Sh)	Date	Date Value

James M. Pusey	425,000	65%	5.88	3/3/2015	$1,190,000
	75,000	12%	5.31	3/15/2015	$189,000

Dana B. Shinbaum	50,000	8%	3.27	10/29/2015	$80,000

(1)	Consist entirely of stock options.

(2)	Present value of the grants at the date of the grants was determined using the Black-Scholes model and a risk free interest rate of 4.29%, volatility of 51%, expected term (from vesting date) of 2.6 years and 0% dividends yield, resulting in a per share option value of $2.80 at March 3, 2005, $2.52 at March 15, 2005, and $1.60 at October 29, 2005.
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES (1)
     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning option exercises during the last fiscal year and the number and value of options outstanding at the end of the last fiscal year.

	Number of Securities Underlying
	Unexercised Options		Value of Unexercised In-the-
	At FY-End (#) (1)		Money Options at FY-End ($)(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
James M. Pusey	134,375	365,625	$—		$—
Thomas R. Trotter *	700,546	354	$554,478	$
Sherry A. Sturman	249,146	444	$292,313	$
James T. Ryaby	217,146	354	$149,028	$
Dana B. Shinbaum	—	50,000	$—		$81,500

*	In 2005 Mr. Trotter exercised 100,000 options and sold the shares realizing $171,200 of value.

(1)	No SARs are outstanding.

(2)	Value is based upon closing bid price of $4.90 as reported on the Nasdaq National Market for December 31, 2005, minus the exercise price, multiplied by the number of shares underlying the option.
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS
     The Company hired Dr. James M. Pusey as Chief Executive Officer to replace Mr. Trotter. Dr. Pusey signed an employment agreement with OrthoLogic on March 3, 2005, which provides for a minimum base salary of $350,000, which may be increased subject to annual reviews, and allows for Dr. Pusey’s participation in a discretionary bonus program, which provides for a bonus of up to 50% of his base salary. Dr. Pusey received a signing bonus of $125,000 and an additional bonus of $125,000 payable at the one year anniversary of the commencement of his employment. In addition, Dr. Pusey’s employment agreement provides for the reimbursement of certain business, relocation and travel expenses as well as the medical, dental and other fringe benefits generally granted to the Company’s senior management. Under Dr. Pusey’s employment agreement, Dr. Pusey may be terminated at any time, with or without cause, at the option of either the Company or Dr. Pusey. In the event that Dr. Pusey is terminated without cause, he will be entitled to receive 12 months’ salary, payable at the rate in effect at the time of termination in the ordinary course of business as if Dr. Pusey was continuing as an employee of the Company.

     On March 3, 2005, the Company granted to Dr. Pusey options to purchase 425,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on March 3, 2005, as reported by the Nasdaq Stock Market, and granted to Dr. Pusey, effective as of the date he commenced his employment, March 15, 2005, an option to purchase an additional 75,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on that date, as reported by the Nasdaq Stock Market (the grant of the options to purchase 425,000 shares and 75,000 shares are collectively, the “Initial Option Grant”). The grants are evidenced by a Letter of Stock Option Grant for 200,000 shares and a Letter of Stock Option Grant for 300,000 shares, each of which provide for immediate vesting upon effectiveness of the grants as to 10% of the shares covered thereby and monthly vesting of the remainder in equal amounts over a period of 48 months, subject to continued employment by Dr. Pusey.
     On March 3, 2005, the Company also granted to Dr. Pusey 200,000 shares of restricted stock of the Company (the “Restricted Shares”). The Letter of Restricted Stock Grant provides that the Restricted Shares shall be subject to restrictions on transferability and forfeiture, with such restrictions to lapse as to 50% of such stock upon the acceptance by the United States Food and Drug Administration for filing of a New Drug Application for Chrysalin for fresh fracture indications, and with the restrictions to lapse as to the remaining 50% upon the attainment of certain milestones to be mutually agreed upon by Dr. Pusey and the Compensation Committee of the Company’s Board of Directors. On March 18, 2006, 100,000 shares of Dr. Pusey’s restricted stock became fully vested.
     In the event that the Company underwent a change of control or a sale of substantially all of its assets, Dr. Pusey’s employment agreement provided that Dr. Pusey would have been entitled to receive a special bonus of up to $2.0 million, and at least 90% of the shares included in the Initial Option Grant would have fully vested and the restrictions on at least 90% of the Restricted Shares would have fully lapsed upon such a change of control or sale of assets.
     On April 5, 2006, Dr. Pusey resigned his position as Chief Executive Officer and President of the Company. Under Dr. Pusey’s separation agreement, Dr. Pusey will receive severance benefits of $100,000, to be paid in six equal installments and the Company’s normal executive health benefits for the six month period following his resignation. In accordance with Company policy, all of Dr. Pusey’s unvested stock options and restricted stock were cancelled upon Dr. Pusey’s resignation.
     Effective April 5, 2006, Mr. John M. Holliman, III, became Executive Chairman and Principal Executive Officer. As of April 15, 2006, Mr. Holliman does not have an employment contract or agreement.
     Effective April 5, 2006, Randolph C. Steer, MD Ph.D., became President of the Company. Dr. Steer has performed consulting services for the Company since 2002 and his compensation will continue at the rate in effect prior to his appointment as President, at $250.00 per hour. As of April 15, 2006 Dr. Steer does not have a separate employment contract or agreement.
     On October 17, 2005, the Company entered into an employment agreement with Dana B. Shinbaum (the “Shinbaum Employment Agreement”), pursuant to which Mr. Shinbaum serves as the Company’s Vice President of Business Development and Strategic Marketing. Under the Shinbaum Employment Agreement, Mr. Shinbaum may be terminated at any time, with or without cause, at the option of either the Company or Mr. Shinbaum. It provides for a salary of $8,653.85, payable every two weeks. This salary is subject to change upon 15 days written notice to Mr. Shinbaum. Under the initial terms of Mr. Shinbaum’s employment with the Company, the Company granted him 15,000 shares of restricted stock, subject to performance vesting requirements and options to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the business day immediately preceding the date of such grant, as reported by the Nasdaq Stock Market. In addition, Mr. Shinbaum is eligible to participate in the Company’s discretionary bonus program, which provides for a bonus of up to 40% of his base salary, and Mr. Shinbaum will receive medical, dental and other fringe benefits generally granted to the Company’s senior management. Under the employment agreement, Mr. Shinbaum was granted a signing bonus of $50,000, payable $35,000 on the date of the agreement and $15,000 upon completion of one year of service. Upon termination, Mr. Shinbaum is entitled to continuation of his base salary, in effect at the time of termination, for the twelve month period following termination, payable as if he was a continuing employee of the Company. Mr. Shinbaum also received relocation assistance of $34,735.

     On January 10, 2006, the Company entered into an employment agreement with Les M. Taeger, dated as of January 10, 2006, effective as of January 16, 2006 (the “Taeger Employment Agreement”), pursuant to which Mr. Taeger serves as the Company’s Senior Vice President / Chief Financial Officer. Under the Taeger Employment Agreement, Mr. Taeger may be terminated at any time, with or without cause, at the option of either the Company or Mr. Taeger. The Taeger Employment Agreement provides for a salary of $6,730.77, payable every two weeks. Under the initial terms of Mr. Taeger’s employment with the Company, the Company granted him options to purchase 150,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the business day immediately preceding the date of such grant, as reported by the Nasdaq Stock Market. In addition, Mr. Taeger is eligible to participate in the Company’s discretionary bonus program, which provides for a bonus of up to 45% of his base salary, and Mr. Taeger will receive medical, dental and other fringe benefits generally granted to the Company’s senior management.
     On December 27, 2005, the Company entered into a termination and severance agreement with Thomas R. Trotter, the Company’s former Chief Executive Officer (the “Termination and Severance Agreement”), pursuant to which the Second Amended and Restated Employment Agreement, effective February 20, 2004, by and between the Company and Mr. Trotter (the “Trotter Employment Agreement”) was terminated. Under the Termination and Severance Agreement, the termination of the Trotter Employment Agreement was effective on January 1, 2006, and in exchange for the termination, Mr. Trotter will receive annual severance in the amount of $350,000, pro rated from January 1, 2006 until March 15, 2006, and annual severance in the amount of $330,000 from March 16, 2006 until March 15, 2007. Mr. Trotter’s severance, which is payable at the times and in the manner dictated by the Company’s standard payroll policies, is equal to the amounts Mr. Trotter otherwise would have received for the applicable time periods had the Trotter Employment Agreement remained in effect.
     On November 8, 2004, the Company entered into a Third Amended and Restated Employment Agreement with Sherry A. Sturman (the “Sturman Agreement”), which provides for a minimum base salary of $200,000 per year. Ms. Sturman is also eligible for annual and long-term incentives, including performance-based bonuses. Under the terms of the Sturman Agreement, on January 16, 2006, Ms. Sturman elected a two-year transition leading to the termination of Ms. Sturman’s employment with the Company. Ms. Sturman is entitled to continue receiving salary, at declining base salary rates, and benefits from January 16, 2006 to January 15, 2008.
     The Company entered into an employment agreement with James Ryaby. This contract provides for a one-year employment term that is automatically renewed for another year. The Company may terminate Dr. Ryaby’s employment with cause, in which case the Company shall be obligated to pay Dr. Ryaby’s salary through the date of termination. If the Company terminates Dr. Ryaby’s employment without cause, Dr. Ryaby is entitled, upon executing a severance agreement, to 12 months of salary.
     Under the Company’s stock option plans, upon the occurrence of a merger in which the Company is not the surviving entity, a sale of substantially all of the assets of the Company, an acquisition by a third party of 100% of the Company’s outstanding equity securities or a similar reorganization of the Company, 75% of all unvested options will vest, with the balance vesting equally over 12 months or according to the individual’s vesting schedule, whichever is earlier. If the option holder loses his position with the Company as a result of the merger or sale, 100% of his options will immediately vest. Additionally, the Company’s 1997 Stock Option Plan provides that, upon a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, outstanding options shall be substituted on an equitable basis for options for appropriate shares of the surviving corporation, or optionees shall receive cash in exchange for cancellation of outstanding options.
STOCK PERFORMANCE GRAPH
Set forth below is a graph comparing the cumulative total shareholder return on the Company’s Common Stock to the cumulative total return of (i) the NASDAQ Biotechnology Index, and (ii) the Russell 2000 Index. The Company believes that the NASDAQ Biotechnology Index, which is composed of companies that are classified as either biotechnology or pharmaceutical, is an appropriate index for comparison. While many of the companies listed on that index may be larger in size based on market capitalization, the type of research and development work is comparable to the Company’s activities. The graph is generated by assuming that $100 was invested on the last trading day in the fiscal year ended December 31, 2000 in each of the Company’s Common Stock, the NASDAQ Biotechnology Index, and the Russell 2000 Index (all assume no dividends).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the securities laws of the United States, the Company’s directors, its executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose any failure to file by these dates. The company believes that all of these filing requirements were satisfied during the year ended December 31, 2005. In making these disclosures, the Company has relied solely on written representations of those persons it knows to be subject to the reporting requirements and copies of the reports that they have filed with the SEC.

PROPOSAL 2:
RATIFICATION AND APPROVAL OF
ORTHOLOGIC 2005 EQUITY INCENTIVE PLAN
OrthoLogic Corp.
Proposed 2005 Equity Incentive Plan
Overview
     OrthoLogic Corp. is proposing its 2005 Equity Incentive Plan (the “2005 Plan”) to create a new pool of available securities for issuance to its employees, directors and appropriate third parties. The stated purposes of the 2005 Equity Incentive Plan are to attract and retain the best available employees and directors of the Company or any subsidiary which now exists or hereafter is organized or acquired by the Company, as well as appropriate third parties who can provide valuable services to the Company, to provide additional incentive to such persons and to promote the success and growth of the Company. The Company currently has approximately 40 employees and six non-employee members on its Board who may participate in the 2005 Plan. We also may provide grants to appropriate third parties in the future as provided in the 2005 Plan.
     The 2005 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock shares and restricted stock units. A maximum of 2,000,000 shares may be issued under the 2005 Plan and no person may receive awards for more than 300,000 shares in any calendar year.
Vote Required for Plan
     The 2005 Plan will be submitted to the stockholders for approval in order to satisfy applicable SEC, NASDAQ and Internal Revenue Code requirements. Stockholder approval enables the Company to take tax deductions for awards paid to an executive officer of the Company whose annual compensation exceeds $1 million. Any awards granted prior to such stockholder approval shall be expressly conditioned upon such stockholder approval of the Plan. The affirmative vote of a majority of the votes cast is required to approve the 2005 Plan. The following is a summary of the material terms and provisions of the 2005 Plan. This summary is qualified in its entirety by reference to the complete text of the 2005 Plan, which is attached to this Proxy Statement as Appendix B.
Principal Features of the Equity Incentive Plan
     The 2005 Plan will be administered by a committee (the “Committee”) designated by the Company’s Board of Directors. For purposes of the power to grant awards to Company directors, the Committee shall consist of the entire Board. For other 2005 Plan purposes, the 2005 Plan shall be administered by a committee designated by the Board to administer the 2005 Plan and shall initially be the Compensation Committee of the Board. The Committee may delegate some of its responsibilities and powers to any executive officer or officers of the Company selected by it.
     Stock Options. Options may be incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”); provided, however, that incentive stock options may not be granted to directors or other non-employees. The exercise price for any option shall not be less than one hundred percent of the fair market value of the shares on the date of grant.
     Each option grant will be evidenced by a stock option agreement containing the terms and conditions required by the 2005 Plan and such other terms as the Committee may deem appropriate in each case. Each stock option agreement shall state the period or periods of time within which an option may be exercised, as determined by the Committee. Options will have a maximum exercise term of ten years from the date of grant. The Committee does not have the authority to “reprice” options.
     Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) provide a benefit that is measured by the appreciation in value of the Company’s stock over a period of time. Each SAR grant will be evidenced by an agreement containing the terms and conditions required by the 2005 Plan and such other terms as the Committee may deem appropriate in each case. Upon the exercise of SARs, the Grantee (as defined in the 2005 Plan) will receive an amount determined by multiplying (1) the difference obtained by subtracting the value of Company stock on the grant date from the value of Company stock on the exercise date, by (2) the number of SARs exercised. The Committee may elect to pay the amount payable in cash, in shares of Company stock, or in some combination thereof.
     Restricted Stock. Restricted Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Restricted Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Restricted Stock Units”). The Committee will determine the eligible persons to whom and the times at which restricted stock awards will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and any other terms and conditions of the awards.
     Grants of restricted stock may be conditioned upon the attainment of specified performance goals or other criteria determined by the Committee. Unless otherwise provided in the applicable agreement, the portion of the restricted stock award still subject to restriction will be forfeited by the Grantee upon termination of the Grantee’s service for any reason. If and when the applicable restrictions lapse, unrestricted certificates for such shares will be delivered to the Grantee.
     Change of Control. Upon a Change of Control (as defined in the 2005 Plan), 75% of the unvested Awards (as defined in the 2005 Plan) held by each Grantee shall automatically become vested. The balance of each Grantee’s unvested Awards will vest in 12 equal monthly installments following the occurrence of a Change of Control, or according to the Grantee’s individual vesting schedule, whichever is earlier. If a Grantee loses his position with the Company as a result of or subsequent to the occurrence of a Change of Control, 100% of the unexpired and unvested Awards granted pursuant to the 2005 Plan held by such Grantee shall automatically become vested upon such loss of position.
     Amendment of the 2005 Plan. The Board may from time to time amend, modify, suspend or terminate the 2005 Plan; provided, however, that no such action shall (a) impair without the Grantee’s consent any Award theretofore granted under the Plan or (b) be made without stockholder approval where such approval would be required as a condition of compliance with the Code or other applicable laws or regulatory requirements.
     Certain Federal Income Tax Consequences of the 2005 Plan
     The following is a brief summary of the principal income tax consequences under the Internal Revenue Code (the “Code”) of awards made under the 2005 Plan.
     Nonqualified Stock Options. A Grantee will not recognize taxable income at the time an NSO is granted. Upon exercise of the NSO, a Grantee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The amount of such difference will be a deductible expense to the Company for tax purposes.
     Incentive Stock Options. A Grantee, upon exercise of an ISO, will not recognize taxable income, if the Grantee complies with two separate holding periods: shares acquired upon exercise of an ISO must be held for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.
     Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the Grantee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. The Company will be allowed a corresponding business expense deduction to the extent of the amount of the Grantee’s ordinary income.
     Stock Appreciation Rights. A participant will not recognize taxable income upon the grant of an SAR. Upon the exercise of an SAR, the amount paid or the value of stock delivered to the Grantee will constitute compensation taxable to the Grantee as ordinary income. The Company is generally entitled to an income tax deduction for any compensation income taxed to the Grantee upon exercise of an SAR.

     Restricted Stock Shares. A Grantee receiving a restricted stock award will generally recognize ordinary income in an amount equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture. While the restrictions are in effect, the Grantee will recognize compensation income equal to the amount of any dividends received and the Company will be allowed a deduction for that amount. A Grantee may elect, under Section 83(b) of the Code, within 30 days of the stock grant to recognize taxable ordinary income on the date of grant equal to the fair market value of the shares (determined without regard to the restrictions) on such date. The Company will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the Grantee in the year that such income is taxable.
     Restricted Stock Units. A Grantee who has been granted restricted stock units will not recognize taxable income until the applicable restriction has lapsed. The Grantee will then recognize taxable income equal to the fair market value of the shares delivered or the amount of cash paid. The Company is generally entitled to an income tax deduction for any compensation income taxed to the grantee.
     The Board recommends a vote in favor of the ratification and approval of the OrthoLogic Corp. 2005 Equity Incentive Plan.
EQUITY COMPENSATION PLANS
     The following provides tabular disclosure of the number of securities to be issued upon the exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans as of December 31, 2005, aggregated into two categories — plans that have been approved by stockholders and plans that have not.

			Number of
			Securities Remaining
			Available for Future
	Number of	Weighted-average	Issuance Under
	Securities to be	Exercise Price of	Equity Compensation
	Issued upon	Outstanding	Plans (Excluding
	Exercise of Outstanding	Options and	Securities Reflected
Plan Category	Options and Warrants	Warrants	in 1st Column)

Equity compensation plans approved by stockholders	3,040,785	$5.17	662,960

Equity compensation plans not approved by stockholders	500,000	4.62	—

Total	3,540,785	$5.09	662,960
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
     Officers, directors and employees of the Company have an interest in a matter being presented for stockholder approval. Stockholder approval of the OrthoLogic Corp. 2005 Equity Incentive Plan is required in order to grant officers, directors and employees of the Company securities under such Plan and is being presented as Proposal No. 2 in this Proxy Statement.

The following sets forth the proposed Awards from the 2005 Equity Incentive Plan as of March 28, 2006:

RESTRICTED
STOCK
James T. Ryaby, Ph.D., SrVP, CSO	20,000
Dana B. Shinbaum, VP Business Development	15,000
Sherry A. Sturman (departing CFO)	20,000
Michael D. Casey, Director	11,512
Fredric J. Feldman, Ph.D., Director	11,512
John M. Holliman, III, Chairman and Executive Officer	11,512
Elwood D. Howse, Director	11,512
Augustus A. White, III, MD, Ph.D., Director	11,512
William M. Wardell, MD, Ph.D., Director	4,690

Total	117,250

		RESTRICTED
	OPTIONS	STOCK

Executive Group	400,000	46,512
Non-Executive Director Group		50,738
Non-Executive Officers Employee Group	500,000	20,000

Total	900,000	117,250

PRINCIPAL ACCOUNTING FIRM FEES
     The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2005 and December 31, 2004 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

	Amount
Type of Fee	2005	2004
Audit-Fees (1)	$540,000	$385,000
Audit-Related Fees (2)	22,000	270,000

Total Audit and Audit-Related Fees	562,000	655,000
Tax Fees (3)	35,000	312,000
All Other Fees (4)	—	—

Total Fees	$597,000	$967,000

(1)	Audit fees include fees for services rendered by Deloitte & Touche in connection with their audits of the Company’s financial statements for the fiscal years ended December 31, 2005 and 2004, audit of management’s assessment regarding the Management’s Report on Internal Controls over Financial Reporting as of December 31, 2005 and 2004, and reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q or annual reports on Form 10-K during the applicable fiscal year.

(2)	Audit-related fees include fees for services rendered by Deloitte & Touche for matters such as the purchase of substantially all of the assets of Chrysalis Biotechnology, Inc., audits of employee benefit plans and responses to accounting and reporting-related matters.

(3)	Tax fees include fees for services rendered by Deloitte & Touche for tax compliance, preparation of original and amended tax returns, claims for refunds and tax payment-planning services.

(4)	Deloitte & Touche did not perform nor bill the Company for any other services during the fiscal years ended December 31, 2005 and 2004 that are appropriately classified as “All Other Fees.”

     The Audit Committee has concluded that the services provided by Deloitte & Touche that were not related to its audit of the Company’s financial statements were at all times compatible with maintaining that firm’s independence.
     Consistent with the rules of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for, and overseeing the work of, the independent auditor. In recognition of this responsibility, the Audit Committee has included in its charter the responsibility to pre-approve “all auditing services and permitted non-auditing services proposed to be performed by the independent auditor, subject to the de minimis exceptions for non-audit services that were not recognized as non-audit services at the time of engagement and which are subsequently approved by the committee prior to completion of the audit.” No fees were paid to the independent auditor pursuant to the “de minimis” exception to the foregoing pre-approval policy in 2005.
     The Audit Committee of the Board of Directors has responsibility for the selection of an independent auditor to audit the financial statements of the Company. In light of this, the Board of Directors is not submitting the selection of the independent auditors for stockholder ratification. As of the mailing date of the Proxy, April 15, 2006, the Audit Committee had not yet completed its independent auditing engagement process.
     The Company’s current independent auditor, Deloitte & Touche LLP, has audited the Company’s financial statements annually since 1987. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
OTHER MATTERS
     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.
STOCKHOLDER PROPOSALS
     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company’s Annual Meeting for the fiscal year ending December 31, 2006 must be received by the Company no later than December 20, 2006 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Additionally, if a stockholder wishes to present to the Company an item for consideration as an agenda item for a meeting without inclusion in the proxy statement, he, she or it must timely give notice to the Secretary and give a brief description of the business desired to be discussed. To be timely for next year’s Annual Meeting, our bylaws require that such notice must have been delivered to or mailed to and received by the Company between 60 and 90 days prior to that Annual Meeting. If we do not publicly announce our meeting date or give notice of our meeting date at least 70 days before next year’s Annual Meeting, stockholders may submit items for consideration as agenda items until 5:00 pm on the 15th day after the public disclosure or notice.
ANNUAL REPORT
     A copy of the Company’s 2005 Annual Report to Stockholders is enclosed. The Annual Report to Stockholders is not a part of the proxy soliciting material enclosed herewith. Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s annual report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission. Copies of exhibits to the annual report on Form 10-K are also available upon specific request and payment of 25 cents per page for reproduction plus $3.00 for postage and handling. All requests should be directed to the Secretary of the Company at 1275 West Washington Street, Tempe, Arizona 85281.

HOUSEHOLDING
     The Company has adopted the “householding” procedure approved by the Securities and Exchange Commission that allows the Company to deliver one proxy statement and annual report to a household of stockholders instead of delivering a set of documents to each stockholder in the household. This procedure is more cost effective because it reduces the number of materials to be printed and mailed. If they have elected, stockholders who share the same last name and address will receive one proxy statement and annual report per address unless the Company receives, or has previously received, contrary instructions. Stockholders will continue to receive separate proxy cards/voting instruction forms to vote their shares.
     If you would like to receive a separate copy of the proxy statement and annual report for this year, please write or call the Company at the following address or telephone number: OrthoLogic Corp., Corporate Secretary, 1275 West Washington Street, Tempe, Arizona 85281; (800) 937-5520. Upon receipt of your request, the Company will promptly deliver the requested materials to you.

April 15, 2006	THE BOARD OF DIRECTORS

APPENDIX A
AUDIT COMMITTEE CHARTER
This charter shall be reviewed and updated annually and any change must be approved by the board of directors.
Role
The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and other such duties as described by the Securities and Exchange Commission (the “SEC”), the NASDAQ and as directed by the board.
Committee Membership
The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member who is a “financial expert” as defined by the rules of the SEC and the NASDAQ. Each member must meet the independence requirements established by the SEC and NASDAQ for audit committee members.
The board of directors shall appoint one member of the audit committee as chairperson. He or she shall be responsible for leadership of the committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the board of directors. The chairperson will also maintain regular communication with the CEO, CFO and the lead independent audit partner.
Responsibilities
The audit committee’s primary responsibilities include:
•	Appointment and dismissal of the independent auditor hired to audit the financial statements of the corporation. In so doing, the committee shall be directly responsible for the compensation and oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor. The independent auditor will report directly to the audit committee.

•	Pre-approval of all auditing services and permitted non-auditing services proposed to be performed by the independent auditor, subject to the de minimus exceptions for non-audit services that were not recognized as non-audit services at the time of engagement and which are subsequently approved by the committee prior to completion of the audit.

•	Ensure the rotation of the lead audit partner having primary responsibility for the audit as required by the SEC.

•	To work with management to ensure the corporation does not hire, for the position of CEO, CFO, controller, chief accounting officer or other similar position, individuals who have been employees of the independent auditor during the year period prior to the initiation of the corporation’s audit and were involved in any capacity in the corporation’s audit.

•	Oversight of the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the committee (and the board) to report on any and all appropriate matters.

•	Review of the audited financial statements, including related disclosures made in the management’s discussion and analysis, and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the corporation’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of critical accounting policies and judgmental areas, review of audit adjustments whether or not recorded, review of the effects of off-balance sheet structures on the corporation’s financial statements, discussion of any changes in the selection or application of accounting principles and such other inquires as may be appropriate. Based on the review, the committee shall make its audit recommendation to the board as to the inclusion of the corporation’s audited financial statements in the corporation’s annual report on Form 10-K.

•	Reviewing, with management and the independent auditor, the quarterly financial information prior to the corporation’s filing of Form 10-Q with regard to:
(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
This review may be performed by the committee or its chairperson. The committee will also include in its periodic reports a disclosure of all non-audit services to be performed by the independent auditor.
•	Reporting audit committee activities to the full board and issuing annually a report to be included in the proxy statement for submission to the shareholders.

•	Review of disclosures made to the committee by the corporation’s CEO and CFO during the certification process for the corporation’s periodic reports about any material weaknesses or significant deficiencies in the design or operation of internal controls.

•	Discussing with management and the external auditors the quality and adequacy of the corporation’s internal controls.

•	Review of disclosures made by the corporation’s CEO and CFO describing any fraud involving management or any other employees having a significant role in the corporation’s internal controls.

•	Establish procedures for the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls or auditing matters.

•	Establish procedures for the confidential receipt, retention and treatment of anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

•	Review and approve all related party transactions.
The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent auditor and the management of the corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. The corporation will provide appropriate funding for such engagements.
Meetings
The committee will hold periodic meetings and a minimum of one regular annual review meeting. The President, Chief Executive Officer, Vice President of Finance and/or Chief Financial Officer may attend any meeting of the committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the committee chairperson.
Minutes and Reports
Minutes of each meeting of the committee shall be kept and distributed to each member of the committee, members of the board of directors who are not members of the committee and the secretary of the corporation. The chairperson of the committee shall report to the board of directors from time to time or whenever so requested by the board of directors.
General
The powers of the committee shall be limited, and all activities of the committee shall be governed by the provisions of the bylaws of the corporation.

APPENDIX B
ORTHOLOGIC CORP.
2005 EQUITY INCENTIVE PLAN
I. INTRODUCTION.
     1.01 Purpose. This plan shall be known as the OrthoLogic Corp. 2005 Equity Incentive Plan (the “Plan”). The purposes of the 2005 Equity Incentive Plan are to attract and retain the best available employees and directors of the Company or any subsidiary which now exists or hereafter is organized or acquired by the Company, as well as appropriate third parties who can provide valuable services to the Company, to provide additional incentive to such persons and to promote the success and growth of the Company. These purposes may be achieved through the grant of options to purchase Common Stock of OrthoLogic Corp., the grant of Stock Appreciation Rights and the grant of Restricted Stock, as described below.
     1.02 Effective Date. The effective date of the Plan shall be April 15, 2005, subject to the approval of the Plan by shareholders of the Company at the 2006 annual meeting. Any Awards granted prior to such stockholder approval shall be expressly conditioned upon such stockholder approval of the Plan.
II. DEFINITIONS.
     2.01 “Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right or Restricted Stock grant, as appropriate.
     2.02 “Award Agreement” means the agreement between the Company and the Grantee specifying the terms and conditions as described thereunder.
     2.03 “Board” means the Board of Directors of OrthoLogic Corp.
     2.04 “Change of Control” shall be defined as a change in ownership or control of the Company effected through any of the following transactions: (a) a statutory share exchange, merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (b) any stockholder approved transfer or other disposition of all or substantially all of the Company’s assets (whether held directly or indirectly through one or more controlled subsidiaries) except to or with a wholly-owned subsidiary of the Company); or (c) the acquisition, directly or indirectly by any person or related group of persons of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to transactions with the Company’s stockholders.
     2.05 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
     2.06 “Committee” means the committee described in Article 4 or the person or persons to whom the committee has delegated its power and responsibilities under Article 4.
     2.07 “Common Stock” or “Stock” means the common stock of the Company having a par value of $.0005 per share.
     2.08 “Company” means OrthoLogic Corp., a Delaware corporation.
     2.09 “Fair Market Value” means for purposes of the Plan at any date shall be (i) the reported closing price of such stock on the New York Stock Exchange or other established stock exchange or Nasdaq National Market on such date, or if no sale of such stock shall have been made on that date, on the preceding date on which there was such a sale, (ii) if such stock is not then listed on an exchange or the Nasdaq National Market, the last trade price per share for such stock in the over-the-counter market as quoted on Nasdaq or the pink sheets or successor publication of the National Quotation Bureau on such date, or (iii) if such stock is not then listed or quoted as referenced above, an amount determined in good faith by the Board or the Committee.
     2.10 “Grant Date” means the date on which an Award is deemed granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.
     2.11 “Grantee” means an individual who has been granted an Award.
     2.12 “Incentive Stock Option” or “ISO” means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.
     2.13 “Non-Qualified Stock Option” or “NSO” means an option other than an Incentive Stock Option.
     2.14 “Option” means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.
     2.15 “Performance Goal” means a performance goal established by the Committee prior to the grant of any Award of Restricted Stock that is based on the attainment of goals relating to one or more operating or business criteria, measured on an absolute basis or in terms of growth or reduction related to the Company’s objective to successfully develop synthetic therapeutics for unmet medical needs. (Planned performance goals are confidential and, accordingly, not described herein).
     2.16 “Plan” means the OrthoLogic Corp. 2005 Equity Incentive Plan as set forth herein, as it may be amended from time to time.
     2.17 “Restricted Stock” means shares or units of Common Stock which are subject to restrictions established by the Committee.
     2.18 “Stock Appreciation Right” or “SAR” means the right to receive cash or shares of Common Stock based upon the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over the Fair Market Value of one share of Common Stock on the Grant Date.
III. SHARES SUBJECT TO AWARD.
     3.01 Available Shares. The number of shares of Common Stock of the Company which may be issued under the Plan shall not exceed 2,000,000 shares; provided that no individual can be granted Awards covering, in the aggregate, more than 300,000 shares of Common Stock in any calendar year. Shares issued under the Plan may come from authorized but unissued shares, from treasury shares held by the Company, from shares purchased by the Company on an open market for such purpose, or from any combination of the foregoing. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any shares subject to such Award again shall be available for the grant of an Award under the Plan.
     3.02 Changes in Common Stock. If any stock dividend is declared upon the Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Common Stock, resulting in a split or combination or exchange of shares, the Committee shall make or provide for such adjustment in the number of and class of shares which may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Awards as it may, in its discretion, deem to be equitable.
IV. ADMINISTRATION
     4.01 Administration by the Committee. For purposes of the power to grant Awards to Company directors, the Committee shall consist of the entire Board. For other Plan purposes, the Plan shall be administered by a committee designated by the Board to administer the Plan and shall initially be the Compensation Committee of the Board. A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by a vote at a meeting held either in person or by conference telephone call, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.
     4.02 Committee Powers. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. Subject to the provisions of the Plan, the Committee shall have full and final authority to:
(a)	designate the persons to whom Awards shall be granted;

(b)	grant Awards in such form and amount as the Committee shall determine;

(c)	impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate;

(d)	waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Committee shall deem appropriate; and

(e)	modify, extend or renew any Award previously granted, provided that this provision shall not provide authority to reprice Awards to a lower exercise price.
     4.03 Delegation by Committee. The Committee may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Company selected by it. Any such delegation may be revoked by the Board or by the Committee at any time.
V. STOCK OPTIONS.
     5.01 Granting of Stock Options. Options may be granted to directors, officers and key employees of the Company and any of its subsidiaries, as well as appropriate third parties who can provide valuable services to the Company; provided, however that a maximum of 2,000,000 shares of stock may be issued pursuant to the exercise of Incentive Stock Options. In selecting the individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. A Grantee may, if he is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine. Option grants under the Plan shall be evidenced by agreements in such form and containing such provisions as are consistent with the Plan as the Committee shall from time to time approve.
     5.02 Type of Option. At the time each Option is granted, the Committee shall designate the Option as an Incentive Stock Option or a Non-Qualified Stock Option. Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Company, a parent or a subsidiary corporation of the Company. If required by applicable tax rules regarding a particular grant, to the extent that the aggregate fair market value (determined as of the date an Incentive Stock Option is granted) of the shares with respect to which an Incentive Stock Option grant under this Plan (when aggregated, if appropriate, with shares subject to other Incentive Stock Option grants made before said grant under this Plan or another plan maintained by the Company or any ISO Group member) is exercisable for the first time by an optionee during any calendar year exceeds $100,000 (or such other limit as is prescribed by the Code), such option grant shall be treated as a grant of Nonqualified Stock Options pursuant to Code Section 422(d).
     5.03 Option Terms. Each option grant agreement shall specify the number of Incentive Stock Options and/or Nonqualified Stock Options being granted; one option shall be deemed granted for each share of stock. In addition, each option grant agreement shall specify the exercisability and/or vesting schedule of such options, if any.
     5.04 Purchase Price. The purchase price of the Common Stock covered by each Option shall be not less than the Fair Market Value of such Stock on the Grant Date. Such price shall be subject to adjustment as provided in Article X hereof. The purchase price for a share subject to Option shall not be less than 100% of the Fair Market Value of the share on the date the option is granted, provided, however, the option price of an Incentive Stock Option shall not be less than 110% of the fair market value of such share on the date the option is granted to an individual then owning (after the application of the family and other attribution rules of Section 424(d) or any successor rule of the Code) more than 10% of the total combined voting power of all classes of stock of the Company.
     5.05 Method of Exercise. An Option that has become exercisable may be exercised from time to time by written notice to the Company stating the number of shares being purchased and accompanied by the payment in full of the Option price for such shares. The purchase price may be paid by any of the following methods, (a) by cash, (b) by check, or (c) to the extent permitted under the particular grant agreement, by transferring to the Company shares of stock of the Company at their fair market value as of the date of exercise of the option, provided that the optionee held the shares of stock for at least six months. Notwithstanding the foregoing, the Company may arrange for or cooperate in permitting broker-assisted cashless exercise procedures.
     5.06 Shareholder Rights. A Grantee shall not, by reason of any Options granted hereunder, have any right of a shareholder of the Company with respect to the shares covered by Options until shares of Stock have been issued.
VI. STOCK APPRECIATION RIGHTS.
     6.01 Granting of SARs. The Committee may, in its discretion, grant SARs to directors, officers and key employees of the Company and any of its subsidiaries, as well as appropriate third parties who can provide valuable services to the Company. SAR grants under the Plan shall be evidenced by agreements in such form and containing such provisions as are consistent with the Plan as the Committee shall from time to time approve.
     6.02 Method of Exercise. An SAR that has become exercisable may be exercised by written notice to the Company stating the number of SARs being exercised.
     6.03 Payment upon Exercise. Upon the exercise of SARs, the Grantee shall be entitled to receive an amount determined by multiplying (a) the difference obtained by subtracting the Fair Market Value of a share of Common Stock as of the Grant Date of the SAR from the Fair Market Value of a share of Common Stock on the date of exercise, by (b) the number of SARs exercised. At the discretion of the Committee, the payment upon the exercise of the SARs may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof. The number of available shares under Section 3.01 shall only be reduced by shares of Common Stock issued upon exercise of an SAR and shall not be affected by any cash payments.
VII. EFFECT OF TERMINATION OF EMPLOYMENT, DISABILITY OR DEATH.
     7.01 Incentive Stock Options. Unless otherwise provided herein or in a specific Option Agreement which may provide longer or shorter periods of exercisability, no ISO shall be exercisable after the expiration of the earliest of:
(a)	10 years from the date the option is granted, or five years from the date the option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Company,

(b)	three months after the date the Grantee ceases to perform services for the Company or its subsidiaries, if such cessation is for any reason other than death, disability (within the meaning of Code Section 22(e)(3)), or cause,

(c)	one year after the date the Grantee ceases to perform services for the Company or its subsidiaries, if such cessation is by reason of death or disability (within the meaning of Code Section 22(e)(3)), or

(d)	the date the Grantee ceases to perform services for the Company or its subsidiaries, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;
     7.02 Non-Qualified Stock Options and SARs. Unless otherwise provided herein or in a specific NSO or SAR Agreement which may provide longer or shorter periods of exercisability, no NSO or SAR shall be exercisable after the expiration of the earliest of:
(a)	10 years from the date of grant,

(b)	two years after the date the Grantee ceases to perform services for the Company or its subsidiaries, if such cessation is for any reason other than death, permanent disability, retirement or cause,

(c)	three years after the date the Grantee ceases to perform services for the Company or its subsidiaries, if such cessation is by reason of the Grantee’s death, permanent disability or retirement; or

(d)	the date the Grantee ceases to perform services for the Company or its subsidiaries, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;
     7.03 ISOs, NSOs and SARs. Unless otherwise provided in a specific grant agreement or determined by the Committee, an Option or SAR shall only be exercisable for the periods above following the date a Grantee ceases to perform services to the extent the option was exercisable on the date of such cessation.
VIII. RESTRICTED STOCK AWARDS.
     8.01 Granting of Restricted Stock. The Committee may, in its discretion, grant Restricted Stock to directors, officers and key employees of the Company and any of its subsidiaries, as well as appropriate third parties who can provide valuable services to the Company. Restricted Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Restricted Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Restricted Stock Units”).
     8.02 Terms of Restricted Stock Grants. Each Restricted Stock Award shall be confirmed by, and be subject to the terms of, an agreement identifying the restrictions applicable to the Award. Restricted Stock Awards shall be subject to the following terms and conditions:
(a)	The Committee may condition the grant of Restricted Stock upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee may also condition the grant of Restricted Stock upon such other conditions, restrictions and contingencies as the Committee may determine.

(b)	Except to the extent otherwise provided in the applicable Award Agreement and (c) below, the portion of the Restricted Stock Award still subject to restriction shall be forfeited by the Grantee upon termination of the Grantee’s service for any reason.

(c)	In the event of hardship or other special circumstances of a Grantee, the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s Restricted Stock Award.

(d)	If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the Grantee.
     8.03 Shareholder Rights. A Grantee receiving an Award of Restricted Stock Shares shall have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be paid in cash and dividends payable in stock shall be paid in the form of additional Restricted Stock Shares. A Grantee receiving an Award of Restricted Stock Units shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her.
IX. ACCELERATION OF EXERCISABILITY AND VESTING UNDER CERTAIN CIRCUMSTANCES.
     9.01 Upon a Change in Control. Notwithstanding any provision in the Plan to the contrary, unless the particular letter of grant provides otherwise, 75% of the unvested Awards held by each Grantee shall automatically become vested upon the occurrence, before the expiration or termination of such option, of a Change in Control.
     9.02 Balance of Awards. The balance of each Grantee’s unvested Awards will vest exercisable in 12 equal monthly installments following the occurrence of a Change in Control, or according to the Grantee’s individual vesting schedule as applicable without regard to this Article X, whichever is earlier. If a Grantee loses his position with the Company as a result of or subsequent to the occurrence of a Change in Control, 100% of the unexpired and unvested Awards granted pursuant to this Plan held by such optionee shall automatically become vested upon such loss of position.
X. EFFECT OF CHANGE IN STOCK SUBJECT TO PLAN.
     10.01 Merger, Consolidation or Reorganization. In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation or a merger, consolidation or reorganization involving the Company in which the Company Stock ceases to be publicly traded, the Committee shall, subject to the approval of the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised option pursuant to either clause (a) or (b) below:
(a)	Appropriate provision may be made for the protection of such Award by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such Award immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

(b)	The Committee may cancel such Award. In the event any Option or SAR is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Grantee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per share of the Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the exercise price, multiplied by the number of shares subject to such Award. In the event any other Award is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Grantee an amount of cash or stock, as determined by the Committee, based upon the highest Fair Market Value per share of the Stock during the 60-day period immediately preceding the cancellation.

     Notwithstanding anything to the contrary, in the event a Change in Control should occur, the Committee shall have the right to cancel such Awards and pay the Grantee an amount determined under (b) above.
XI. MISCELLANEOUS.
     11.01 Withholding. The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of this Plan. With respect to withholding required upon the exercise of Options or SARs, or upon the lapse of restrictions on Restricted Stock, Grantees may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.
     11.02 No Employment or Retention Agreement Intended. Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Company or its subsidiaries; nor does it give any Grantee the right to continued service in any capacity with the Company or its subsidiaries or limit in any way the right of the Company or its subsidiaries to discharge any Grantee at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Company’s right to establish, modify, amend or terminate any profit sharing or retirement plans.
     11.03 Non-transferability of Awards. Any Award granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative. Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.
     11.04 Investment Representation. Unless the shares of stock covered by the Plan have been registered with the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, as amended, each Grantee by accepting an Award represents and agrees, for himself or herself and his or her transferees by will or the laws of descent and distribution, that all shares of stock purchased upon the exercise of the option grant will be acquired for investment and not for resale or distribution. Upon such exercise of any portion of any option grant, the person entitled to exercise the same shall upon request of the Company furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares of stock are being acquired in good faith for investment and not for resale or distribution. Furthermore, the Company may if it deems appropriate affix a legend to certificates representing shares of stock that such shares have not been registered with the Securities and Exchange Commission and may so notify its transfer agent.
     11.05 Dissolution or Liquidation. Upon the dissolution or liquidation of the Company, any outstanding Awards theretofore granted under this Plan shall be deemed canceled.
     11.06 Controlling Law. The law of the State of Delaware, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.
     11.07 Termination and Amendment of the Plan. The Plan will expire ten (10) years after the Effective Date, solely with respect to the granting of Incentive Stock Options or such later date as may be permitted by the Code for Incentive Stock Options. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Grantee’s consent any Award theretofore granted under the Plan or (b) be made without shareholder approval where such approval would be required as a condition of compliance with the Code or other applicable laws or regulatory requirements.

ORTHOLOGIC CORP.
PROXY
2006 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints John M. Holliman, III and Les M. Taeger, and each or either of them, as Proxies, with full power of substitution, to represent and to vote, as designated below, all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of OrthoLogic Corp. to be held on May 12, 2006, or any adjournment thereof, hereby revoking any proxy previously given.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1and 2.

(Continued and to be dated and signed on the reverse side.)

ORTHOLOGIC CORP.
P.O. BOX 11365
NEW YORK, N.Y. 10203-0365

1.	PROPOSAL TO ELECT TWO CLASS III DIRECTORS FOR A TERM EXPIRING IN YEAR 2009
               FOR all nominees listed below (except as marked to the contrary below) ☐
               WITHHOLD AUTHORITY to vote for all nominees listed below ☐
               Nominees: Elwood D. Howse, Jr., William M. Wardell, MD, Ph.D.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For” box and write the nominee’s name on the exceptions line below.)
Exceptions
2.	PROPOSAL TO APPROVE THE 2005 EQUITY INCENTIVE PLAN

FOR ☐	AGAINST ☐	ABSTAIN ☐
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof as set forth in the Notice and Proxy Statement relating to this meeting, receipt of which is hereby acknowledged.

Change of Address and/or
Comments Mark Here ☐

Please sign exactly as name appears to the left. Where shares are held by more than one owner, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership, limited liability entity, or any other entity, please sign in the name of the entity by the president or other authorized officer.

Dated: , 2006

Signature
Votes must be indicated in Black or Blue ink.
(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)